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                                                                    Exhibit 14.1


                       CODE OF BUSINESS CONDUCT AND ETHICS
                  FOR THE DIRECTORS, OFFICERS AND EMPLOYEES OF
                               LEVITT CORPORATION

      (ADOPTED BY THE NOMINATING GOVERNANCE COMMITTEE ON NOVEMBER 29, 2004)



INTRODUCTION

The Company expects its representatives to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities. Failing to do so puts the Company's name, reputation for integrity and business at risk. While the Company strives to achieve market leadership and business success, achieving those results through unethical business practices will not be tolerated. This Code of Business Conduct and Ethics reinforces the Company's commitment to the highest legal and ethical standards. This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets forth the basic principles to guide the Company's directors, officers and employees. Additionally, the Company's officers and other employees remain subject to the Company's other policies including any set forth in the Company's Employee Handbook.

Nothing herein shall be deemed to constitute a waiver by the Company of any fiduciary or good faith duty owed by any director, officer or employee of the Company under applicable law, rules or regulations. Also, if a law, rule or regulation conflicts with a policy in this Code, the directors, officers and employees must comply with the law, rule or regulation. (Certain capitalized terms used herein are defined in Section 11 below.)

1.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS (INCLUDING INSIDER TRADING
         LAWS)

         Compliance with the laws, rules and regulations applicable to the Company is the foundation on which the Company's ethical standards are built. The Company's directors, officers and employees are expected to adhere to all such laws, rules and regulations, including insider trading laws.

2.       DISCLOSURE OBLIGATIONS

         (a) All officers and employees who are involved in the Company's securities and regulatory disclosure processes must maintain familiarity with the disclosure requirements applicable to the Company under applicable federal and state laws, rules and regulations.

         (b) All directors, officers and employees must cooperate fully with the people responsible for preparing reports filed by the Company with the Securities and Exchange Commission ("SEC") and regulatory authorities and all other materials that are made available to the public to make sure those people are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in such reports or materials.




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         (c)      All directors, officers and employees shall strive to provide full, accurate, timely and understandable disclosure in the reports filed by the Company with the SEC.

3.       CONFLICTS OF INTEREST

         (a) Directors, officers and employees should avoid conflicts of interest or the appearance of conflicts of interest with the Company.

                  (i) A "conflict of interest" exists when an individual's private interest interferes, or even appears to interfere in any way with the Company's interest. Conflict situations include, but are not limited to, situations:

                           (1) When a director, officer or employee, or a member of his or her family, will benefit personally from something the director, officer or employee does or fails to do that is not in the Company's best interests,

                           (2) When a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively, and

                           (3) When a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

         (b) If a conflict of interest arises, a director or officer must promptly report the conflict of interest to the Company's board of directors ("Board"), and an employee other than a director or officer must promptly report the conflict of interest to such employee's supervisor (or, if reporting to the supervisor would be inappropriate, then to the general counsel of the Company). In each instance the director, officer or employee will work with the individual or individuals to whom a conflict of interest is reported to devise an arrangement by which (i) that individual or those individuals (or their designee) will monitor the situation which creates, or gives the appearance of creating, a conflict of interest, (ii) the director, officer or employee who has a conflict will, to the fullest extent possible, be kept out of any decisions that might be affected by the conflict of interest, (iii) arrangements will be made to ensure that the director, officer or employee will not profit personally from the situation that causes the conflict of interest, and (iv) every reasonable effort will be made to eliminate the conflict of interest as promptly as possible.




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4.       CORPORATE OPPORTUNITIES

         (a)      No director, officer or employee will:

                  (i) Unless, after full disclosure to the Audit Committee, the Company has expressly decided not to attempt to take advantage of an opportunity, take for himself or herself personally any Corporate Opportunity discovered through the use of Company property, information or position;

                  (ii) use Company property, information or position for personal gain; or

                  (iii) compete with the Company generally or with regard to specific transactions or opportunities.

         (b) Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.       EXCLUDED TRANSACTIONS

         (a) The Company seeks non-employee directors who will provide business experience and judgment valuable to the Company and its stockholders. Such directors may include individuals who have substantial real estate development experience, are engaged in multiple business activities, and who would not be expected to devote all of their time and attention to the Company's affairs and business. Thus, a rigid requirement that directors who are not officers of the Company ("non-employee directors") offer to the Company any real estate acquisition opportunity presented to them or of which they may be aware is inappropriate. Accordingly, under this Code non-employee directors will have no obligation to offer a real estate acquisition opportunity to the Company simply because the opportunity may be useful to the Company's business.

         (b) Subject to the provisions set forth below, the participation of a non-employee director, directly or indirectly through an Affiliate, in an Excluded Transaction shall not, under this Code, constitute (1) a Corporate Opportunity, (2) a conflict of interest or potential conflict of interest between such director and the Company, or (3) competition with the Company.

         (c) If a non-employee director has manifested interest in participating in an Excluded Transaction and, thereafter, the Company manifests an interest in itself pursuing the Real Estate Acquisition that is the subject of the Excluded Transaction, the non-employee director shall (1) disclose to the Board his or her interest in participating in such Excluded Transaction, (2) recuse himself or herself from any Board deliberation or other Company action in respect thereof, and (3) not review or otherwise accept access to any Company documents or other information in respect thereof.





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6.       FAIR DEALING

         (a) Each employee, officer and director will at all times deal fairly with the Company's customers, suppliers, competitors and employees. While employees, officers and directors are expected to work diligently to advance the interests of the Company, they are expected to do so in a manner that is consistent with the highest standards of integrity and ethical dealing.

         (b) No employee, officer or director is to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair-dealing practice.

7.       CONFIDENTIALITY

         (a) Directors, officers and employees must maintain the confidentiality of all information entrusted to them by the Company or its customers that is treated by them as confidential or is considered confidential under applicable law (such as the Health Insurance Portability and Accountability Act), except when disclosure is authorized by the Company or legally mandated.

                  o Confidential information includes all information that may be of use to the Company's competitors, or that could be harmful to the Company or its customers, if disclosed. Confidential information also includes all non-public personal information.

         (b) Directors, officers and employees must comply with all confidentiality policies adopted by the Company from time to time, and with confidentiality provisions in agreements to which they or the Company are parties.

8.       PROTECTION AND PROPER USE OF COMPANY ASSETS

         (a) Directors, officers and employees will in all practicable ways protect the Company's assets and ensure their efficient use.

         (b) Directors, officers and employees will use the Company's assets only for the Company's legitimate business purposes.

9.       CHANGE IN OR WAIVER OF THIS CODE

         (a) Any waiver of any provision of this Code must be approved by the Audit Committee, or if any of its members will be personally affected by the waiver, by a committee consisting entirely of independent directors (within the meaning of the New York Stock Exchange listing standards) who will not be personally affected by the waiver.

         (b) No waiver of any provision of this Code with regard to a director or executive officer will be effective until that waiver has been reported to the individual responsible for the preparation and filing with the SEC of the Company's reports




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                  on Form 8-K (or any successor to that form) or for disclosure on the Company's website in sufficient detail to enable that individual to prepare the appropriate disclosure with respect to the waiver.

         (c) Any change in or waiver of provisions of this Code will be promptly reported in filings with the SEC on Form 8-K or disclosed on the Company's website to the full extent required by the SEC's rules and by any applicable rules of any securities exchange or securities quotation system on which the Company's securities are listed or quoted.

10.      COMPLIANCE

         (a) In accepting a position with the Company, each officer, director and employee becomes accountable for adhering to this Code.

         (b) Directors, officers and employees must report promptly any violations of this Code (including any violations of the requirement of compliance with law). Failure to report a violation can lead to disciplinary action against the individual who failed to report the violation which may be as severe as the disciplinary action against the individual who committed the violation.

         (c) Possible violations of this Code by an employee other than an officer or director may be reported to the supervisor of the employee who commits the violation. Possible violations of this Code by a director or an officer should be reported to the general counsel of the Company. If a person believes that in a particular situation it would not be appropriate to report a possible violation by a director or officer to the general counsel, or if the general counsel is not available, the person may report the possible violation to the CEO, the chairman of the Audit Committee or to any other officer or director to whom the person believes it would be appropriate to report the possible violation.

                  Employees may also report possible violations concerning accounting or internal auditing practices anonymously through the Company's arrangement with EthicsPoint (or such other unaffiliated third party as may be designated by the Company on its website from time to time). Anonymous reports submitted through Ethicspoint will initially be reviewed by the Company's internal audit staff. You should return to the EthicsPoint web-site at least 48 hours after making your report to see the response from internal audit to your report or to see any follow-up questions that they may have. After internal audit has gathered all relevant facts, the report will, if appropriate, be presented to the Chairman of the Audit Committee of the Company's Board of Directors. It is the Audit Committee's responsibility to review the facts and circumstances, and to determine any necessary action.

                  The Company has also engaged Ethics Point for confidential reporting of a variety of other matters, including but not limited to, conflict of interest, discrimination or harassment, embezzlement, misconduct or inappropriate behavior.




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                  Further information concerning the Company's arrangement with
                  EthicsPoint may be found on the Company's link at the Ethicspoint website by clicking on the relevant subject headings in the EthicsPoint Secure Area.

         (d) The identity of the employee who reports a possible violation of this Code will be kept confidential, except to the extent the employee who reports the possible violation consents to be identified or the identification of that employee is required by law.

         (e) Possible violations may be reported orally or in writing and may be reported anonymously as described above.

         (f) The Company will not allow retaliation for reports of possible violations made in good faith.

         (g) The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken if this Code is violated. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and may include termination of employment or service as a director.

11.      TERMS USED IN THIS CODE

         (a) "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first named Person.

         (b) "Company" means Levitt Corporation and all of its direct and indirect subsidiaries.

         (c)      "Corporate Opportunity" means:

                  (a) Any opportunity to engage in a business activity of which a director or senior officer of the Company becomes aware, either (1) in connection with the performance of functions as a director or senior officer of the Company, or under circumstances that should reasonably lead the director or senior officer to believe that the Person offering the opportunity expects it to be offered to the Company; or (2) through the use of corporate information or property, if the resulting opportunity is one that the director or senior officer should reasonably be expected to believe would be of interest to the Company; or

                  (b) Any opportunity to engage in a business activity of which a senior executive of the Company becomes aware and knows is closely related to a business in which the Company is engaged or expects to engage.

         (d) "Director, officer or employee of the Company" means a director or officer of Levitt Corporation or an employee of the Company or of any of its subsidiaries.




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         (e)      "Excluded Transaction" means any Real Estate Acquisition:

                  (a) of which the non-employee director did not become aware, either (1) in connection with the performance of functions as a director of the Company, or under circumstances that should reasonably lead the director to believe that the Person offering the opportunity expects it to be offered to the Company or (2) through the use of corporate information or property; or

                  (b) which either is rejected on the Company's behalf or approved for the non-employee director's participation by a majority of the Company's disinterested directors, after being fully informed of the material facts in respect thereof, including the non-employee director's interests therein.

         (f) "Person" means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any governmental authority.

         (g) "Real Estate Acquisition" means any acquisition, directly or through an Affiliate of the referenced Person, of improved or unimproved real estate, either directly or through the acquisition of equity or voting securities of a Person, the principal asset of which is such improved or unimproved real estate.






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